Talking Points

For Customers

Alcan's Board Recommends Shareholders Reject Alcoa Offer

  Alcan's Board of Directors has recommended Alcan's shareholders reject Alcoa's offer to acquire Alcan.
  The Board thoroughly evaluated Alcoa's offer and concluded that that it fails to meet the best interests of Alcan shareholders, does not adequately reflect the value of Alcan's extremely attractive assets, technology, strategic capabilities and growth prospects, does not offer an appropriate premium for control of Alcan, and is highly conditional and uncertain.
  Our Board believes that Alcan and Alcoa have fundamentally different approaches and track records in creating value for shareholders, and is convinced that the proposed Alcoa-led acquisition of Alcan is the not the right choice for our shareholders.
  Given the rapidly evolving industry environment, our Board is continuously evaluating all options in the interest of shareholder value.
  This process will not have any impact on our business with you.
  You can continue to rely on Alcan and its team of professionals to deliver the same outstanding product and service you expect.
  We will keep you updated on events as appropriate.
  Feel free to get in touch with your Alcan contact should you have any questions.

•        We greatly value the opportunity to serve you and hope that you will continue to support Alcan in the future.